Exhibit 99.1

Gladstone Investment Corporation Announces Monthly Cash Distributions for January, February and
March, 2014 and Third Quarter Earnings Release and Conference Call Dates

MCLEAN, VA, January 7, 2014 – Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the third quarter ended December 31, 2013:

Cash Distributions:
Common Stock: $0.06 per share of common stock for each of January, February and March 2014, payable per Table 1 below. The Company has paid 102 consecutive monthly cash distributions on its common stock.

Table 1: Summary Table for Common Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
January 17	January 22	January 31	$0.06
February 14	February 19	February 28	$0.06
March 13	March 17	March 31	$0.06

Total for the Quarter:			$0.18

Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Term Preferred Stock”) for each of January, February and March 2014, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINP.”

Table 2: Summary Table for Term Preferred Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
January 17	January 22	January 31	$0.1484375
February 14	February 19	February 28	$0.1484375
March 13	March 17	March 31	$0.1484375

Total for the Quarter:			$0.4453125

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Tuesday, February 4, 2014 for the third quarter ended December 31, 2013. The Company will hold a conference call on Wednesday, February 5, 2014, at 8:30 a.m. EST to discuss its earnings results. Please call (800) 860-2442 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through March 5, 2014. To hear the replay, please dial (877) 344-7529 and use playback conference number 10029753.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 7, 2014.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893